                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          FPA Medical Management, Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                Delaware                                         33-0604264
(STATE OR OTHER JURISDICTION OF INCORPORATION                 (I.R.S. EMPLOYER
OR ORGANIZATION)                                             IDENTIFICATION NO.)

       2878 Camino Del Rio South
               Suite 301
         San Diego, California                                     92108
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                         (ZIP CODE)


                          FPA Medical Management, Inc.
                               401(k) Savings Plan
                            (FULL TITLE OF THE PLAN)

                          Dr. Sol Lizerbram, President
                          FPA Medical Management, Inc.
                      2878 Camino Del Rio South, Suite 301
                           San Diego, California 92108
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (619) 295-7005
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                 with copies to:

Rhonda R. Cohen, Esquire                    James A. Lebovitz, Esquire
Ballard Spahr Andrews & Ingersoll           Senior Vice President, General
1735 Market Street                            Counsel and Secretary
Philadelphia, Pennsylvania 19103-7599       FPA Medical Management, Inc.
(215) 665-8500                              2878 Camino Del Rio South, Suite 301
                                            San Diego, California 92108
                                            (619) 295-7005

                         CALCULATION OF REGISTRATION FEE



================================================================================================
    Title of                       Proposed Maximum     Proposed Maximum
Securities to be   Amount to be   Offering Price Per   Aggregate Offering        Amount of
   Registered(1)    Registered           Share(2)             Price(2)       Registration Fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $.002       350,000
per share         shares               $ 17.5625         $ 6,146,875           $ 1,863

================================================================================================

(1) Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c), the price shown is based upon the average of the high and low sales price of FPA Medical Management, Inc. Common Stock on November 21, 1996, $ 17.5625, as reported on the Nasdaq National Market System.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


            The documents containing the information required to be included in
Part I of this Registration Statement will be given or sent to all employees who participate in the FPA Medical Management, Inc. 401(k) Savings Plan (the "Plan"), as specified by Rule 428.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

            The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") by FPA Medical Management, Inc. (the "Company") (File No. 0-24276) are incorporated herein by reference:

            (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-K/A filed with the Commission on March 26, 1996 and as amended by Form 10- K/A filed with the Commission on October 3, 1996;

            (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (as amended by Form 10-Q/A filed with the Commission on July 24, 1996); June 30, 1996; and September 30, 1996 (as amended by Form 10-Q/A filed with the Commission on November 12, 1996);

            (3) the Company's Current Reports on Form 8-K dated April 12, 1996, May 19, 1996, June 21, 1996, October 31, 1996 and
                  November 8, 1996; and

            (4) the description of the Company's common stock contained in the Company's Form 8-A dated October 24, 1994, including any amendment or report filed for the purpose of updating such description.

            Each document filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or any other subsequently filed document which also is incorporated


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
by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


ITEM 4.   DESCRIPTION OF SECURITIES.

            Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            The Company's Certificate of Incorporation has the following indemnification provisions:

            "SEVENTH. A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee


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
or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

            B. If a claim under Paragraph A of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

            D. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            The Company's By-laws similarly provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

            In addition, the Company has entered into individual indemnification agreements (the "Indemnification Agreements") with each of the directors. The general effect on directors' liabilities is set forth in the provisions of the Indemnification Agreements summarized below:

            Proceedings Other Than Proceedings by or in the Right of the Company. A director shall be entitled to the rights of indemnification if, by reason of his position with the Company, he is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company. In such case, such director shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

            Proceedings by or in the Right of Company. Generally, a director shall be entitled to the rights of indemnification if, by reason of his position with the Company, he is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of the Company to procure a judgment in its favor. In such case, the director shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to the Company unless and to the extent that the Court of


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
Chancery of the State of Delaware, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

            Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of the Indemnification Agreements, to the extent that the director is, by reason of his position with the Company, a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the director is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify the director against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

      5     Opinion of Ballard Spahr Andrews & Ingersoll

      23.1  Consent of Deloitte & Touche LLP

      23.2  Consent of Deloitte & Touche LLP

      23.3  Consent of Stevenson, Jones & Holmaas, P.C.

      23.4  Consent of KPMG Peat Marwick LLP

      23.5  Consent of Coopers & Lybrand L.L.P.

      23.6  Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)

      24    Power of Attorney (included on signature page)

      99    FPA Medical Management, Inc. 401(k) Savings Plan


ITEM 9.  UNDERTAKINGS.

            A.    The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

        B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on November 22, 1996.


                                    FPA MEDICAL MANAGEMENT, INC.


                                    By: /s/ James A. Lebovitz
                                        ----------------------------------
                                        James A. Lebovitz
                                        Senior Vice President



            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            Each person whose signature appears below in so signing also makes, constitutes and appoints Dr. Sol Lizerbram, Dr. Seth Flam and Steven M. Lash, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

      Signature                  Title                Date
      ---------                  -----                ----
/s/ Sol Lizerbram       Chairman of the Board         November 22, 1996
----------------------  and Director
Sol Lizerbram

/s/ Seth Flam           Chief Executive Officer       November 22, 1996
----------------------  and Director (Principal
    Seth Flam           Executive Officer)

/s/ Steven M. Lash      Executive Vice President,     November 22, 1996
----------------------  Chief Financial Officer
    Steven M. Lash      and Treasurer (Principal
                        Financial Officer)

/s/ Cheryl A. Moore     Vice President - Finance      November 22, 1996
----------------------  and Chief Accounting Officer
    Cheryl A. Moore     (Principal Accounting Officer)

/s/ Stephen J. Dresnick Vice Chairman of the Board    November 22, 1996
----------------------- of Directors and President,
    Stephen J. Dresnick Sterling Healthcare Group, Inc.

/s/ Howard Hassman      Executive Vice President -    November 22, 1996
----------------------  Corporate Development and
    Howard Hassman      Director


/s/ Kevin Ellis         Chief Medical Officer and     November 22, 1996
----------------------  Director
    Kevin Ellis

/s/ Michael Feinstein   Director of Special Projects  November 22, 1996
----------------------  and Director
    Michael Feinstein

                        Director                      November __, 1996
----------------------
Harvey Wilson


                        Director                      November __, 1996
----------------------
Sheldon Derezin


                        Director                      November __, 1996
----------------------
Herbert A. Wertheim


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                                   SIGNATURES


            THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the FPA Medical Management, Inc. Savings Plan Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on November 22, 1996.


                              FPA Medical Management, Inc. 401(k) Savings Plan


                                By: /s/ James A. Lebovitz
                                    --------------------------------------------
                                    James A. Lebovitz
                                    Chairman, Savings Plan Committee

                                  EXHIBIT INDEX



      Number                  Exhibit
      ------                  -------

      5     Opinion of Ballard Spahr Andrews & Ingersoll

      23.1  Consent of Deloitte & Touche LLP

      23.2  Consent of Deloitte & Touche LLP

      23.3  Consent of Stevenson, Jones & Holmaas, P.C.

      23.4  Consent of KPMG Peat Marwick LLP

      23.5  Consent of Coopers & Lybrand L.L.P.

      23.6  Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)

      24    Power of Attorney (included on signature page)

      99    FPA Medical Management, Inc. 401(k) Savings Plan